Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (file No. 333-253602) and Form F-3 (File No. 333-250026) of our report dated August 2, 2021, relating to the consolidated financial statements of Happiness Biotech Group Limited appearing in its Annual Report on Form 20-F for the period ended March 31, 2021.

/s/ Briggs & Veselka Co.

Briggs & Veselka Co.

Houston, Texas

August 2, 2021